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                                                                    EXHIBIT 3.10

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          SWISSRAY INTERNATIONAL, INC.

                            Under Section 805 of the
                            Business Corporation Law


         The undersigned, being the President and Secretary of SWISSRAY International, Inc. hereby certifies that:

         (1) The name of the corporation is: SWISSRAY International, Inc.

         (2) The certificate of incorporation of the corporation was filed with the Department of State on January 2, 1968 under the original name CGS Units Incorporated.

         (3) Article "4.0" of the certificate of incorporation is to be amended to delete the 4,000 Shares of Series A Convertible Preferred Stock, par value $.01 per share and said Article shall read as follows:

                  "4.0 The total number of shares of Common Stock which the corporation shall have authority to issue is 15,000,000 shares all of which shall be Common Stock, par value $.01 per share without cumulative voting rights and without any preemptive rights."

                  In addition Articles 4.1 and 4.2 which heretofore made reference to Preferred Stock shall be and hereby is deleted in its entirety as shall any and all reference to Preferred Stock as heretofore appeared in Article 4.0.

         (4) In the event that any of the foregoing amendment to the Certificate of Incorporation conflicts in any manner whatsoever with previous and existing Articles in the Certificate of Incorporation, the Certificate shall be governed by the last amendment as filed.

         (5) The balance of the original certificate of incorporation shall remain in full force and unchanged.

         (6) This amendment to the certificate of incorporation was authorized first by the board of directors followed by the affirmative vote of stockholders owning the necessary number of all outstanding shares entitled to vote thereon.
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         IN WITNESS WHEREOF, this certificate has been subscribed December 13,
1996 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

                                                              /Ruedi G. Laupper/
                                                     ---------------------------
                                                     Ruedi G. Laupper, President

                                                                 /Josef Laupper/
                                                     ---------------------------
                                                     Josef Laupper, Secretary